Exhibit 99.1

Edgewater Technology, Inc. Holds 2003 Annual Stockholders’ Meeting

WAKEFIELD, Mass.— May 23, 2003—Edgewater Technology, Inc. (the “Company”; NASDAQ: EDGW), an award-winning consulting and systems integration firm that specializes in creating tailored technology solutions, announced today that it held its Annual Stockholders’ Meeting in Boston, Massachusetts yesterday to elect Directors and to amend its Certificate of Incorporation.

The six elected board members include:

•	William Lynch, venture partner of Catterton Partners, LLC and Non-Executive Chairman of the Company

•	Shirley Singleton, President and CEO of the Company

•	Clete Brewer, Founder of StaffMark, Inc. and former President and CEO of StaffMark, Inc.

•	Michael Loeb, President, CEO and Director of the Synapse Group, Inc., an AOL/Time Warner Company

•	Bob Martin, former President and CEO of the Wal-Mart International Division

•	Wayne Wilson, former President and COO of PC Connection, Inc.

In addition to the Director election, the Company’s stockholders adopted and approved an amendment to the Company’s Certificate of Incorporation to reduce the authorized common shares from 200 million to 48 million and to reduce the authorized preferred shares from 10 million to 2 million. This amendment was proposed and adopted in order to reduce certain state annual franchise taxes for the Company. This amendment did not reduce or alter any of the Company’s outstanding common shares.

About Edgewater Technology

Founded in 1992, Edgewater Technology is an award-winning strategic consulting firm that specializes in providing technical consulting, custom software development and systems integration services primarily to middle-market companies and divisions of Global 2000 companies. Headquartered in Wakefield, Massachusetts, Edgewater Technology has taken a partnership approach with its clients, targeting strategic, mission-critical applications. Edgewater Technology services its client base by leveraging a combination of leading-edge technologies and proven reengineering techniques provided by its network of strategically positioned solutions centers. For further information, visit www.edgewater.com or call 781-246-3343.

Contact:

Edgewater Technology, Inc.

Kevin R. Rhodes, 781/246-3343

or

Barbara Warren-Sica, 781/246-3343